EMTA Corporation

FINAL

EMTA HOLDINGS, INC. RAISES $1.3 MILLION IN DEBT FINANCING

Funds Will Be Used to Complete Dyson Acquisition, Launch New Products and Increase Manufacturing

SCOTTSDALE, ARIZ. (July xx, 2007) – EMTA Holdings, Inc. (OTCBB: EMHD) an energy, fuel and environmental conservation chemical company, today announced that it has raised nearly $1.3 million in debt financing from a institutional investor.

A portion of the funds from the transaction will be used to complete the acquisition of Dyson Properties and their Synergen line of products that was initially announced in January 2007. Dyson Properties will be re-named EMTA Lubricants. Mike Dyson, co-founder of Dyson Properties will continue as President of EMTA Lubricants and will be in charge of production and manufacturing of the Company's XenTx, White Sands and private label products as well as continuing the Synergyn product line.

Edmond Lonergan, CEO of EMTA Holdings Inc. stated, "This funding comes at a crucial time in the Company's development. We are in the process of ramping up our Diesel Clean Boost Low Emissions production and are actively working several significant sales' leads. The funding will help us keep up with the necessary production that is being demanded of our Company."

Mike Dyson, President of EMTA Lubricants said, "I am extremely pleased to continue to work with EMTA Holdings and help them grow their business. During the next 45 days, all of EMTA Holding's product distribution will be consolidated into the Durant, Oklahoma facility, thereby reducing distribution costs by over 20%."

Mr. Lonergan continued, "The balance of the funding will be used to launch new products, expand our production and continue our third-party testing that should greatly expand our product range and usage."

About EMTA Holdings, Inc.

EMTA Holdings Inc. is a holding company currently engaged in providing innovative solutions to conserve energy usage, particularly for petroleum-based fuels. The Company has developed unique products that are sold to industrial and commercial customers as well as to retail consumers. Its XenTx(TM) products feature breakthrough technology that reduces overall friction and mechanical wear resulting in greater fuel economy and less air pollution. XenTx(TM) products are available at many major retailers including Wal-Mart Canada, Murray's Discount Auto Sales, Strauss Discount Auto, True Value, O'Reilly Auto Parts, Lee Auto Parts, Meijer, Fred Meyer, Bi-Mart, Levin's, Midway Auto Supply, Canadian Tire, G.I. Joe's, B&B Auto Supply. For additional information please visit www.xentx.com and www.whitesandsllc.com.

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This press release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of EMTA Corp. ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: the ability of the Company to raise necessary capital; to attract and retain effective management; the lack of viable commercial applications or the failure of third-party contractors to perform their contractual obligations. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statement filed with the Securities and Exchange Commission.

CONTACTS:

Stuart Fine
Carpe DM, Inc.
908-490-0075
stuart@carpedminc.com

Paula C. Wright
VP Media/IR/PR
EMTA Holdings, Inc.
480-607-0251
pwright@corporatearchitects.com